                                                                     EXHIBIT 2.2

                              RENTERS CHOICE, INC.
                         13800 MONTFORT ROAD, SUITE 300
                              DALLAS, TEXAS 75240



                             Agreement dated as of
                                  May 26, 1998


Central Rents, Inc.
Central Rents Holding, Inc.
Banner Holdings, Inc.
5480 East Ferguson Drive
Commerce, California 90022

         Re: Asset Purchase Agreement, dated as of May 1, 1998, by and among Renters Choice, Inc., Central Rents, Inc., Central Rents Holding, Inc. and Banner Holdings, Inc.

Gentlemen:

         Reference is made to that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of May 1, 1998, by and among Renters Choice, Inc., a Delaware corporation (the "Acquiror"), Central Rents, Inc., a Delaware corporation (the "Company"), Central Rents Holding, Inc., a Delaware corporation ("Holdings"), and Banner Holdings, Inc., a Delaware corporation ("Banner"), pursuant to which the Acquiror has agreed to purchase (the "Acquisition") substantially all of the assets of the Company used in, or related to, the operation of 176 rent-to-own stores. Capitalized terms used herein without definition shall be as defined in the Asset Purchase Agreement. This letter agreement (this "Agreement") amends, modifies and supplements the Asset Purchase Agreement as follows:

         1.      Bulk Transfer Matters.  Notwithstanding the provisions of
                 Section 4.8 of the Asset Purchase Agreement, the Company and the Acquiror acknowledge and agree that the notice provisions with respect to the bulk sales laws of Georgia, South Carolina and Tennessee will not be complied with at Closing. The indemnification obligations of Holdings and Banner as provided in Section 8.2(c) of the Asset Purchase Agreement are hereby ratified and confirmed.

         2. Open Inventory Contracts. The parties acknowledge and agree that notwithstanding the provisions of Section 4.9 of the Asset Purchase Agreement, the Company shall provide to the Acquiror a list of the Open Inventory Contracts with respect to the "RTO" Stores rather than a copy of each such Open Inventory Contract. In addition, the parties acknowledge and agree that
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Dated as of May 26, 1998
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                 notwithstanding the provisions of Section 1.1(n) of the Asset
                 Purchase Agreement, no agreements of the Company to purchase inventory for the Stores that were entered into in the ordinary course of business were cancelled pursuant to mutual agreement between the Company and the Acquiror.

         3. Store Leases. The Company shall use its reasonable efforts to provide to the Acquiror fully executed copies of each of the leases listed in Item 1 of Schedule 3.10 to the Asset Purchase Agreement (the "Schedule 3.10 Leases") prior to Closing Date, as provided by Section 4.12 of the Asset Purchase Agreement. The Company and the Acquiror acknowledge and agree that fully executed copies of some of the Schedule 3.10 Leases may not be available to be delivered as of the Closing Date due to circumstances beyond the control of the Company. Prior to the Closing Date, the Company shall use its reasonable efforts to provide to the Acquiror unsigned copies of the Schedule 3.10 Leases which the Company believes to be true and correct copies of such Schedule 3.10 Leases. Within thirty (30) days of the Closing Date, the Company shall provide to the Acquiror with respect to each Schedule 3.10 Lease not provided prior to the Closing either a fully executed copy of such lease or a written confirmation from the landlord of the term and monthly rent for such lease.

         4.      Certain Inventory.

                 (a) Aged Inventory Schedule and Charge Offs. Notwithstanding the provisions of Section 4.13 of the Asset Purchase Agreement, the Company shall not be required to remove the Aged Inventory from the Stores prior to the Closing. The Company, with the cooperation of the Acquiror and its employees, shall determine which items of inventory are Aged Inventory and the employees shall prepare an initial Aged Inventory Schedule no later than the close of business on Monday, June 1, 1998. The Company shall review and audit, and in its sole and absolute discretion, revise the initial Aged Inventory Schedule and cause to be prepared a final Aged Inventory Schedule that shall include all items of Aged Inventory to be charged off (and excluded from the Closing Date Rental Merchandise Value pursuant to Section 6.2 of the Asset Purchase Agreement). The Company shall coordinate with the Acquiror to arrange for those items of Aged Inventory listed on the final Aged Inventory Schedule to be charged off by the Stores no later than the close of business on Monday, June 1, 1998, with such charge off to be effective as of the Closing Date. The Company and the Acquiror shall instruct the Store employees to provide the final Aged Inventory Schedule, together with the backup for such
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Dated as of May 26, 1998
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                 schedule to the Company by overnight mail for delivery on
                 Tuesday, June 2, 1998. No later than the close of business on Monday, June 8, 1998, the Company shall provide such final Aged Inventory Schedule and backup to the Acquiror together with the Company's calculation of the Company Determined Closing Date Rental Merchandise Value pursuant to Section 6.2 of the Asset Purchase Agreement. In accordance with Section
                 6.2 of the Asset Purchase Agreement, the Company shall pay to the Acquiror the difference between the Expected Closing Date Rental Merchandise Value ($66,002,000) and the Company Determined Closing Date Rental Merchandise Value within thirty
                 (30) days of the Closing Date.

                 (b) Disposal of Aged Inventory. No later than the close of business on June 1, 1998, the Company, with the cooperation and assistance of the Acquiror, shall use its reasonable efforts to ship out of the Stores all small items of Aged Inventory which have been charged-off. Within ten (10) days of the Closing, the Company shall use its reasonable efforts to pick up from those Stores located in California and Arizona those items of Aged Inventory not already shipped out of the Stores by the Company. All items of Aged Inventory remaining in the Stores after the tenth day following the Closing shall be tagged as Aged Inventory and picked up by the Company within forty-five days following the Closing. All shipping and delivery costs of the Company in disposing of the Aged Inventory in the forty-five days following the Closing shall be borne by the Company. Any items of Aged Inventory remaining in the Stores after the forty-fifth day following the Closing may be disposed of by the Acquiror in its discretion and at its cost and expense.


         5. Repurchase of Notes. The Note Repurchase Agreements require that the Noteholder receive notice of the anticipated date of closing the purchase of the Seller Notes (as defined in the Note Repurchase Agreements) in writing no earlier than five
                 (5) business days prior to such scheduled closing date. Such five (5) day notice period shall not have expired as of the Closing Date and, therefore, the Company and the Acquiror acknowledge and agree that all of the Notes may not be repurchased simultaneously with the Closing. To the extent that all of the Notes are not repurchased simultaneously with the Closing due to the pendency of the five (5) day notice period, the parties waive the condition contained in Section 5.1(c) of the Asset Purchase Agreement and agree to effect the Closing despite the nonoccurrence of such condition. Notwithstanding the foregoing, the Company shall use its reasonable efforts to repurchase all of the
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Dated as of May 26, 1998
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                 Notes simultaneously with the Closing.  In the event that any of the Notes are not repurchased on the Closing Date, the Acquiror shall withhold from the Closing Date Payment an amount equal to the amount required to repurchase, in accordance with the Note Repurchase Agreements, the Notes which remain outstanding on the Closing Date.

         6. Certain Equipment Leases and Service Contracts. The Company shall use its reasonable efforts to provide to the Acquiror prior to the Closing copies of the contracts identified in Items 1-3 of Schedule 1.1(h) to the Asset Purchase Agreement and Items 1(c) and 2 of Schedule 1.1(o) to the Asset Purchase Agreement which are not terminable on 30 days' or less notice, as provided by Section 1.2(c) of the Asset Purchase Agreement, provided, however, that any such contracts for which copies are not provided as of the Closing will not become Excluded Assets as of the Closing Date, but shall become Excluded Assets pursuant to Section 1.2(c) of the Asset Purchase Agreement only to the extent that the Company fails to deliver copies of such contracts within thirty (30) days following the Closing.

         7. Payroll. The Company has arranged for its Employees to be paid through May 31, 1998. To the extent that the Closing Date occurs prior to May 31, 1998, the Acquiror shall pay to the Company an amount equal to the payroll expense for all Employees for the number of paydays elapsed between the Closing Date and May 31, 1998 (except for any Employees which the Acquiror notifies the Company of in writing no later than the close of business on the Closing Date that it will not hire following the Closing). Such payment shall be made in accordance with Section 13 hereof.

         8. Liens. Attached hereto as Annex I is a list of additional Liens which were inadvertently omitted from Schedule 3.11 to the Asset Purchase Agreement. The parties acknowledge and agree that Schedule 3.11 shall be deemed to include the Liens listed on Annex I as of the date of the Asset Purchase Agreement.

         9. Intellectual Property. The parties acknowledge and agree that none of the trademarks or service marks listed on Schedule
                 3.22 to the Asset Purchase Agreement are subject to current federal or state registration. Accordingly, the Company shall transfer, pursuant to the Asset Purchase Agreement, all of its common law right, title and interest, if any, in and to the trademarks and service marks listed on Schedule 3.22 to the Asset Purchase Agreement.
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Dated as of May 26, 1998
Page 5




         10. Interim Operations of the Company. The Company and the Acquiror acknowledge that in connection with the replacement of the Company's existing line of credit and letters of credit as contemplated by Item 5 of Schedule 4.2, the Company amended the Credit Agreement.

         11. Indemnification. The Acquiror agrees to indemnify and hold harmless the Company and its directors, officers, employees, affiliates, agents and assigns from and against any and all Losses (as defined below) of the Company which arise or result from and to the extent they are attributable to the failure of the Company to obtain the consent of any of its employees to the release of employment information about such employees to the Acquiror. For the purposes of this Section 11, "Losses" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty, fine or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the Company or any of its directors, officers, employees, affiliates, agents and assigns.

         12. Waiver of Condition. The Acquiror hereby waives the condition set forth in Section 5.2(c) of the Asset Purchase Agreement. The Company and the Acquiror shall use their reasonable efforts to obtain the consents set forth on Schedule 5.2(c) to the Asset Purchase Agreement as soon as practicable after the Closing.

         13. Proration. The Company has prepared the schedule attached hereto as Annex II which reflects certain proration items known to the Company as of the Closing Date (the "Closing Date Proration Schedule"). The Acquiror agrees to review the Closing Date Proration Schedule and provide to the Company within ten (10) days after the Closing Date the payments called for by the Closing Date Proration Schedule, other than any individual proration items that Acquiror disputes, which the Company and the Acquiror shall resolve in accordance with the terms of the Asset Purchase Agreement. The parties acknowledge and agree that there will be additional items to be prorated after the Closing pursuant to Section 6.8 of the Asset Purchase Agreement.

         14. Reasonable Access to Employees. The Acquiror shall provide the Company with reasonable access to its employees after the Closing Date to enable the
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Dated as of May 26, 1998
Page 6



                 Company to comply with the provisions of Section 4 of this Agreement. In addition, the Acquiror shall, and shall cause its affiliates to, cooperate fully with the Company and its representatives and provide the Company and its representatives with reasonable access to those employees of the Acquiror that were previously employees of the Company in connection with any action, suit, arbitration, proceeding, hearing, investigation, charge, complaint, claim, demand, notice, audit or investigation of the Company relating to any matters or periods (or portion thereof) on or before the Closing Date.

         15. Entire Agreement. Notwithstanding the provisions of Section 9.6(a) of the Asset Purchase Agreement, this Agreement, together with the Asset Purchase Agreement and all other documents and instruments referred to therein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the Acquisition.

         16. No Further Amendments. Except as expressly provided in this Agreement, the Asset Purchase Agreement is not further amended or modified and shall remain in full force and effect in accordance with its terms.

         17. Governing Law. The provisions of Section 9.7 of the Asset Purchase Agreement shall apply to this Agreement.


                    [Remainder of page intentionally blank]
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Dated as of May 26, 1998
Page 7



         Please evidence your agreement and acceptance of the foregoing by signing below. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

                                     Very truly yours,

                                     RENTERS CHOICE, INC.,
                                     a Delaware corporation



                                     By:
                                        --------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------

AGREED TO AND
ACCEPTED BY:

CENTRAL RENTS, INC.,
a Delaware corporation



By:
   ----------------------------------------
    Name:
         ----------------------------------
    Title:
          ---------------------------------



CENTRAL RENTS HOLDING, INC.,
a Delaware corporation



By:
   ----------------------------------------
    Name:
         ----------------------------------
    Title:
          ---------------------------------
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Dated as of May 26, 1998
Page 8



BANNER HOLDINGS, INC.,
a Delaware corporation



By:
   ----------------------------------------
    Name:
         ----------------------------------
    Title:
          ---------------------------------

                                    ANNEX I

                                ADDITIONAL LIENS


       FINANCING
       STATEMENT
        NUMBER               JURISDICTION                                    SECURED PARTY
     ------------            ------------------------------                  -------------
         5855                City of Newport News, Virginia                   Wells Fargo

         5854                City of Newport News, Virginia                   Wells Fargo
      63-95-0950             Glynn County, Georgia                            Wells Fargo

     148-1995-640            Ware County, Georgia                             Wells Fargo
       0143597               Henderson County, Kentucky                       Wells Fargo

       95-25754              Pulaski County, Arkansas                         Wells Fargo

      17-1107303             East Baton Rouge Parish, Louisiana               Wells Fargo

                                    ANNEX II

                        CLOSING DATE PRORATION SCHEDULE





                         Begins on the following page.